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CONTACT                                 FOR IMMEDIATE RELEASE
Mitchell Binder                              April 1, 1996
Vice President Finance
516-435-8300




                          ORBIT INTERNATIONAL         CORP.  ANNOUNCES
AMENDMENT TO PURCHAS           E PRICE AND
PROMISSORY NOTE TO S ELLERS OF THE PANDA GROUP, INC.

Hauppauge, NY April 1, 1996. Orbit International Corp (NASDQ:ORBT) today announced that it had entered into an agreement with the sellers of the Panda Group, Inc. whereby the purchase price for the assets of its East/West division under the Asset Purchase Agreement dated July, 1993 was reduced from $15,000,000 to $8,850,000 plus certain other consideration. Accordingly the $8,000,000 Promissory note currently due to the sellers was reduced to $1,850,000 with the final payment thereunder due on December 31, 2006. The other consideration provided to the sellers included an extension of their employment agreements through December 31, 1996 and the issuance of warrants to purchase an aggregate of 250,000 shares of the Company's stock.

In announcing the agreement, Dennis Sunshine, President and CEO commented that "the reduction of this Promissory Note was a significant step toward securing the financial stability of the Company. This agreement provides us the financial flexibility to continue to implement the plan for our business strategy that will move the Company in a new and positive direction and will hopefully return the Company to levels of historical profitability."

Orbit International Corp., based in Hauppauge, New York, operates in three business segments:
Electronics, United States Apparel, and Canadian Apparel. The Electronics segment is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications. Its Behlman Electronics, Inc. subsidiary manufactures and sells high quality, distortion free commercial power units and low noise uninterruptable power supplies (UPS). The Behlman military division designs, manufactures and sells power conversion devices and electronic products for measurement and display. The United States Apparel Segment consists of the Company's East/West division, a designer and importer of women's activewear which includes, East End Apparel Group, Ltd., an importer and distributor of women's outerwear and sportswear. The Canadian Apparel segment consists of Rice Sportswear, Daniel Marcus, and Symax Garment Company, all of which are wholly owned subsidiaries manufacturing branded and private-label outerwear and sportswear. For a more detailed discussion of the risks inherent in the Company's business the reader is referred to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the Securities and Exchange Commission.